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            LETTER TO SEC LISTS 13 MISINFORMATION AREAS BY KCPL
              IN RESPONDING TO WESTERN RESOURCES' MERGER OFFER

         ASKS COMMISSION TO REQUIRE KCPL TO RE-SOLICIT NEW PROXIES

            TOPEKA, Kansas, May 6, 1996 -- Calling Kansas City Power &

Light Company's statements concerning the proposed exchange offer by

Western Resources what it believes to be "materially false and/or materially misleading," Western Resources' counsel today sent a detailed letter to the Securities and Exchange Commission listing 13 "misinformation areas" in letters, press releases and advertisements being distributed by

KCPL and UtiliCorp.

            This campaign of misinformation by KCPL, assisted by UtiliCorp,

has been triggered by the emergence of Western Resources' proposed exchange offer for KCPL and has been calculated to poison KCPL shareholders against the Western Resources offer even before the KCPL shareholders receive

Western Resources' proxy materials and preliminary prospectus," the letter said.

            "In Western Resources view, as more fully documented herein,

KCPL's misinformation tactics include:

- - - -     Making statements that are either simply false or otherwise omit materially necessary facts;

- - - -     Continually representing as "fact" matters that are, at best,

      opinion, and, at worst, rank speculation;

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- - - -     Continually focusing on customary language in the Western Resources

      Preliminary Prospectus informing shareholders about the uncertainties inherent in forward-looking statements and implying that such customary language conveys substantial doubt on Western Resources'

      part about the statements; this is a particularly insidious tactic considering that KCPL's shareholders had not yet received the

      Preliminary Prospectus; and

- - - -     Highlighting potential obstacles to the consummation of the Western

      Resources transaction without advising its shareholders that the KCPL board can remove these obstacles."

            "KCPL's campaign of misinformation began with an April 21,

1996, letter to shareholders from Drue Jennings, KCPL's chairman of the board, president and chief executive officer, unfairly mischaracterizing the Western Resources offer and urging KCPL shareholders to vote for the

UtiliCorp proposal," the letter states.  "It continued with an April 26,

1996, KCPL advertisement repeating many of the misleading statements and misinformation contained in the April 21 letter.  It proceeded with an

April 29, 1996 KCPL letter and advertisement containing more misstatements and misinformation.  Also on April 29, 1996 Utilicorp published an advertisement entitled 'Merger Facts,' repeating may of KCPL's misstatements and misinformation."

            Wester Resources urges the Commission exercise the authority clearly granted by Congress to protect KCPL shareholders' right to exercise their voting authority on a "fair, honest and informed basis."

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            The letter takes issue with KCPL's argument that a Western

Resources/KCPL merger cannot produce over $1 billion in cost savings,

compared to $636 million projected in the Utilicorp deal.  KCPL advertisements have misstated and mischaracterized early letters between the companies discussing preliminary, minimum savings estimates.  "Nowhere in its various statements does KCPL explain how a merger with Wester

Resources (which is considerably larger than either KCPL or UtiliCorp)

could generate less savings than the $636 million projected in the

UtiliCorp proposal."  The letter points to extensive analysis done in 1996 to support the $1 billion projection.

            Furthermore, when KCPL argued that Western Resources cannot get

90% of the KCPL shares tendered in a "hostile situation," it apparently forgot that its own offer in 1990 for KGE contained the same requirement,

and that its financial advisor, Donaldson, Lufkin & Jenrette (now

UtiliCorp's advisor) said at that time it was "entirely possible that more than 90% of KGE's outstanding common and preferred shares will be tendered," even if the offer remained hostile.  The same advisor insisted that statements to the contrary were "misleading and distorted the likelihood of a successful acquisition of KGE by KCPL" according to an affidavit filed by KCPL with the Federal Energy Regulatory Commission.

            The letter also pointed KCPL's mischaracterization of the

Western Resources proposal as placing more risk on KCPL shareholders than the UtiliCorp deal.  It pointed out, "declines in

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stock price [of UtiliCorp] will also be borne by KCPL shareholders and ...

the magnitude of that decline to KCPL shareholders will remain unchecked."

In contract "the Western Resources 'collar' provides assurance to KCPL shareholders that they will receive $28.00 worth of Western Resources stock as long as the price of Western Resources stock ranges between $28.43 and

$33.61."

            For a copy of the multi-page letter, refuting point-by-point the 13 areas of misinformation statements by UtiliCorp and KCPL, contact

Michel' Philipp at (913) 575-1927.

Western Resources (NYSE:WR) is a diversified energy company. Its utilities, KPL and KGE, operating in Kansas and Oklahoma, provide natural gas service to approximately 650,000 customers and electric service to approximately 600,000 customers. Through its subsidiaries, Westar Business Services, Westar Consumer Services, Westar Capital, and The Wing Group, energy-related products and services are developed and marketed in the continental U.S., and offshore. For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wstnres.com.

A registration statement relating to the Western Resources securities referred to in these materials has been filed with the Securities and Exchange Commission but has not yet become effective. Such securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. These materials shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.